Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations
Aly Noormohamed, (972) 673-6050
DR PEPPER SNAPPLE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
Fourth quarter diluted earnings per share were $0.44. Full year diluted earnings per share as reported were $2.17. Full year diluted earnings per share excluding certain items were $1.97.
Fourth quarter reported net sales were down 1%. Net sales, as adjusted, were flat for the quarter and up 2% for the year.
Full year 2009, the company generated $865 million of cash from operations and repaid $550 million of debt.
The licensing of certain brands to PepsiCo is expected to be completed by the end of February.

Board of Directors increases share repurchase authorization to $1 billion.
Plano, TX, February 25, 2010 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported fourth quarter 2009 diluted earnings of $0.44 per share compared to a reported loss of $2.44 per share in the prior year period. The prior year period included non-cash impairment charges, separation-related costs and restructuring items totaling $2.83 per share.
For the quarter, reported net sales were down 1%. Net sales were flat on a currency neutral basis and excluding the loss of Hansen product distribution. Concentrate pricing taken earlier in the year combined with 4% sales volume growth were offset by the loss of certain contract manufacturing and negative mix from higher sales of carbonated soft drink (CSD) concentrates and value juices. Segment operating profit (SOP), as adjusted, increased 6% reflecting lower packaging, ingredient and transportation costs partially offset by increased marketplace investments. Reported income from operations was $251 million compared to a loss of $836 million in the prior year period.
For the year, reported net sales were down 3%. Net sales were up 2% on a currency neutral basis and excluding the loss of Hansen product distribution. The company reported diluted earnings per share of $2.17 compared to a loss of $1.23 per share in the prior year period. Excluding certain items, the company earned $1.97 per share compared to $1.85 per share in the prior year. The company generated $865 million of cash from operating activities and repaid $550 million of debt.
The licensing of certain brands to PepsiCo, Inc. following PepsiCo’s acquisitions of The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS) is expected to be completed by the end of February. As part of the transaction, the company will receive a one-time cash payment of $900 million before taxes and other related fees and expenses.

The company expects to use a portion of the proceeds to reduce its total debt obligations to $2.55 billion, in-line with its target capital structure of approximately 2.25 times total debt to EBITDA after certain adjustments.
Additionally, the Board of Directors authorized the repurchase of an additional $800 million of the company’s outstanding common stock, bringing the total share repurchase authorization to $1 billion.
DPS President and CEO Larry Young said, “Despite tough economic conditions, I’m extremely proud of our accomplishments in our first full year as a stand-alone company. A lot has changed, and continues to change, since we went public in May 2008. We remain committed to executing against the same focused strategy. We’re investing heavily in our brands, our infrastructure and our people to realize the full potential of this business. While we have made a lot of progress, we still have opportunities to optimize our supply chain, standardize our IT platforms and get our products in more consumers’ hands every day. This commitment to invest behind our brands will ensure our portfolio of leading flavored CSDs, juice and juice drinks, premium teas and mixers is well positioned to exploit the significant opportunities we see over the coming years.”
Young continued, “The licensing agreements with PepsiCo mark a key milestone in the DPS journey and we’re excited about growing our great brands together.”

	Fourth Quarter			Year-to-Date
			Percent			Percent
Diluted EPS reconciliation	2009	2008	Change	2009	2008	Change
Diluted reported EPS	$0.44	($2.44)	NM	$2.17	($1.23)	NM

Items affecting comparability
- Impairment of goodwill and intangible assets	—	2.74		—	2.74
- Net gain on Hansen termination and sale of certain intangible assets	—	—		(0.15)	—
- Transaction and separation costs	—	0.01		—	0.08
- Bridge loan fees and expenses	—	—		—	0.06
- Separation-related tax items	—	0.02		(0.05)	0.06
- Restructuring costs	—	0.06		—	0.14

Diluted EPS excluding certain items	$0.44	$0.39	13	$1.97	$1.85	6

EPS	– earnings per share
Volume (BCS), sales volume, net sales and SOP, as adjusted, in the tables and commentary below exclude the loss of Hansen product distribution and are on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 and A-6 accompanying this release.

	As reported		As adjusted
Summary of 2009 results	Fourth		Fourth
(Percent change)	Quarter	Full Year	Quarter	Full Year
Volume (BCS)	4	3	4	4
Net Sales	(1)	(3)	0	2
SOP	6	10	6	17

BCS	- bottler case sales
Volume (BCS)
For the quarter, BCS volume increased 4% with CSDs growing 4% and non-carbonated beverages (NCB) up 5%.
In CSDs, Dr Pepper volume decreased 1% driven by declines in fountain foodservice. Our “Core 4” brands – 7UP, Sunkist soda, A&W and Canada Dry – were up 3%. 7UP and Canada Dry both grew high single-digits while Sunkist soda declined double-digits. Squirt declined double-digits as a third-party bottler continued to reduce its inventory. Crush volume more than doubled, adding 12 million cases, on expanded third-party distribution in the U.S. and the launch of value offerings in Mexico. Fountain foodservice volume declined 6% reflecting lower restaurant traffic trends and lapping growth in the prior year period. Peñafiel increased 9% on expanded distribution and a restage of Peñafiel flavors.
In NCBs, Hawaiian Punch volume increased 4% and Mott’s volume grew 23% on strong promotional activity and favorable comparisons to the prior year period. Snapple volume increased 2% on strong growth in premium and value teas offset by continued weakness in super premium tea.
By geography, U.S. and Canada volume increased 4% and in Mexico and the Caribbean, volume increased 1%.
For the year, CSD volume grew 4% and NCBs grew 2%. Dr Pepper volume increased 2% and our Core 4 brands were flat. Low single-digit growth in 7UP and mid single-digit growth in Canada Dry were offset by high single-digit declines in Sunkist soda. Squirt also declined high single-digits as a third-party bottler reduced its inventory. Crush more than doubled, adding 48 million cases in 2009. Fountain foodservice volume declined less than 1% as total U.S. restaurant traffic was down almost 3% for the year. Hawaiian Punch and Mott’s volume grew 14% and 8%, respectively, and were partially offset by a decline of 11% in Snapple. By geography, U.S. and Canada volume increased 4% and in Mexico and the Caribbean, volume increased 3%.
Across all measured channels through December, as reported by The Nielsen Company, the company grew U.S. CSD dollar share 1.2 percentage points and flavored CSD dollar share 1.7 percentage points for the year.
Sales volume
For the quarter, sales volume increased 4%. Sales volume, as adjusted, increased 5%. Strong concentrate sales to third-party bottlers ahead of the January 2010 price increase added approximately 2 percentage points to sales volume growth in the quarter.

	As reported
	Fourth Quarter			Full Year
2009 Segment results	Sales	Net		Sales	Net
(Percent Change)	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	8	7	(3)	6	8	10
Packaged Beverages	1	(4)	19	1	(5)	19
Latin America Beverages	0	3	63	2	(15)	(37)
Total	4	(1)	6	4	(3)	10

	As adjusted
	Fourth Quarter			Full Year
2009 Segment results	Sales	Net		Sales	Net
(Percent Change)	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	8	6	(4)	6	9	10
Packaged Beverages	2	(2)	20	2	0	31
Latin America Beverages	1	10	86	3	4	(7)
Total	5	0	6	4	2	17
Beverage Concentrates
Net sales for the quarter increased 6% reflecting sales volume growth led by expanded Crush distribution, strong concentrate sales to third-party bottlers ahead of the January 2010 price increase and mid single-digit price increases taken at the beginning of the year. Sales volume growth and price increases were offset by increased fountain foodservice contractual discounts and higher marketplace investments. Segment operating profit decreased 4% as net sales growth was more than offset by increased marketplace investments.
Packaged Beverages
Net sales for the quarter decreased 2% reflecting the loss of certain contract manufacturing. Volume growth in CSDs, Mott’s, Hawaiian Punch and Snapple was offset by the continued impact of negative mix from value offerings. Segment operating profit increased 20% due to lower packaging, ingredient and transportation costs as well as continued operating efficiencies partially offset by higher marketplace investments, SAP upgrade costs and handheld roll-out expenses.
Latin America Beverages
Net sales for the quarter increased 10% reflecting company-owned route expansion, the new Crush value offerings and the restage of Peñafiel flavors, partially offset by declines in Squirt. Segment operating profit increased 86% reflecting net sales growth, lower packaging, ingredient and transportation costs, and favorable channel mix.
Corporate and other items
For the quarter, corporate costs totaled $76 million including $6 million of unrealized commodity-related mark-to-market gains as well as continued productivity office investments. Corporate costs in 2008 were $76 million, including $4 million related to one-time transaction and separation-related costs and $8 million of unrealized commodity-related mark-to-market losses.
For the year, unrealized commodity-related mark-to-market gains totaled $18 million and productivity office investments totaled $29 million.

Net interest expense increased $28 million in the quarter and included $30 million of accelerated deferred financing fees as proceeds from the company’s December bond offering were used to prepay principal on the company’s floating rate term loan.
For the quarter, the effective tax rate was 30.5% primarily reflecting favorable deferred tax items.
For the year, the effective tax rate was 36.3%. This included $7 million related to certain tax items indemnified by Kraft Foods Inc. (Kraft), which in connection with its acquisition of Cadbury has now assumed responsibility for Cadbury’s tax indemnity obligations. During the year, we also recorded one-time, separation-related benefits of $13 million, net of taxes, driven by indemnified audit settlements and foreign tax items.
Cash flow
For the year, the company generated $865 million of cash from operating activities and its net capital spending totaled $312 million. The company repaid $550 million of its total debt obligations.
In December, the company raised $850 million in new debt consisting of $400 million of 1.70% senior notes, due 2011, and $450 million of 2.35% senior notes, due 2012. Proceeds from this issuance were used to prepay principal on the company’s floating rate term loan.
2010 full year guidance
The company expects full year net sales to increase 3% to 5% and diluted earnings per share to be in the $2.27 to $2.35 range.
Partial-year benefits related to the pending licensing agreements with PepsiCo, Inc. are expected to be partially offset by planned losses related to exiting certain contract manufacturing agreements and unfavorable comparisons related to concentrate purchases in fourth quarter 2009.
Packaging and ingredient costs are expected to increase COGS between 1% and 2%.
The company expects the all-in interest rate on its total average debt obligations to be approximately 5% and its tax rate to be approximately 38%, including approximately $15 million of items indemnified by Kraft.
The company also expects net capital spending to be approximately 5% of net sales.
Impact of the PepsiCo licensing agreements
Under the new licensing agreements, PepsiCo will distribute Dr Pepper, Crush and Schweppes in the U.S. territories where these brands are currently being distributed by PBG and PAS. The same will apply for Dr Pepper, Crush, Schweppes, Vernors and Sussex in Canada, and Squirt and Canada Dry in Mexico. The new agreements will have an initial term of 20 years, with 20-year renewal periods, and will require PepsiCo to meet certain performance conditions.
Additionally, in certain U.S. territories where it has a manufacturing and distribution footprint, DPS will begin selling certain owned and licensed brands, including Sunkist soda, Squirt, Vernors and Hawaiian Punch, shortly after the agreements are completed.
The one-time cash payment of $900 million will be recorded as deferred revenue and recognized as net sales over the estimated 25-year life of the customer relationship.

Forward-looking statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CST) today, the company will host a conference call with investors to discuss fourth quarter and full year 2009 results and the outlook for 2010. The conference call and slide presentation will be accessible live through DPS’ website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.
In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 and A-6 accompanying this release and under “Financial Press Releases” on the company’s website at http://www.drpeppersnapple.com in the “Investors” section.
Definitions
Volume (BCS) or bottler case sales: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the fourth quarter comprising October, November and December.
Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors.
Pricing refers to the impact of list price changes.
EBITDA after certain adjustments refers to earnings before interest, taxes, depreciation and amortization adjusted for unfunded pension liabilities, operating leases, stock-based compensation expenses and other items.

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.
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DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2009 and 2008
(In millions, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Net sales	$1,356	$1,376	$5,531	$5,710
Cost of sales	528	622	2,234	2,590

Gross profit	828	754	3,297	3,120

Selling, general and administrative expenses	539	489	2,135	2,075
Depreciation and amortization	33	29	117	113
Impairment of goodwill and intangible assets	—	1,039	—	1,039
Restructuring costs	—	26	—	57
Other operating expense (income), net	5	7	(40)	4

Income (loss) from operations	251	(836)	1,085	(168)

Interest expense	85	58	243	257
Interest income	(1)	(2)	(4)	(32)
Other expense (income), net	3	(10)	(22)	(18)

Income (loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	164	(882)	868	(375)
Provision for income taxes	50	(260)	315	(61)

Income (loss) before equity in earnings of unconsolidated subsidiaries	114	(622)	553	(314)
Equity in earnings of unconsolidated subsidiaries, net of tax	—	1	2	2

Net income (loss)	$114	$(621)	$555	$(312)

Earnings (loss) per common share:
Basic	$0.45	$(2.44)	$2.18	$(1.23)
Diluted	$0.44	$(2.44)	$2.17	$(1.23)

Weighted average common shares outstanding:
Basic	254.3	254.2	254.2	254.0
Diluted	255.8	254.2	255.2	254.0

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and December 31, 2008
(In millions except share and per share data)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$280	$214
Accounts receivable:
Trade, net	540	532
Other	32	51
Inventories	262	263
Deferred tax assets	53	93
Prepaid expenses and other current assets	112	84

Total current assets	1,279	1,237
Property, plant and equipment, net	1,109	990
Investments in unconsolidated subsidiaries	9	12
Goodwill	2,983	2,983
Other intangible assets, net	2,702	2,712
Other non-current assets	543	564
Non-current deferred tax assets	151	140

Total assets	$8,776	$8,638

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$850	$796
Income taxes payable	4	5

Total current liabilities	854	801
Long-term obligations	2,960	3,522
Non-current deferred tax liabilities	1,038	981
Other non-current liabilities	737	727

Total liabilities	5,589	6,031

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 254,109,047 and 253,685,733 shares issued and outstanding for 2009 and 2008, respectively	3	3
Additional paid-in capital	3,156	3,140
Retained earnings (deficit)	87	(430)
Accumulated other comprehensive loss	(59)	(106)

Total stockholders’ equity	3,187	2,607

Total liabilities and stockholders’ equity	$8,776	$8,638

DR PEPPER SNAPPLE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Twelve Months Ended December 31, 2009 and 2008
(In millions)

	For the Twelve Months Ended
	December 31,
	2009	2008
Operating activities:
Net income (loss)	$555	$(312)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation expense	167	141
Amortization expense	40	54
Amortization of deferred financing costs	17	13
Write-off of deferred loan costs	30	21
Impairment of goodwill and intangible assets	—	1,039
Provision for doubtful accounts	3	5
Employee stock-based compensation expense	19	9
Deferred income taxes	103	(241)
Loss (gain) on disposal of property and intangible assets	(39)	12
Unrealized (gain) loss on derivatives	(18)	8
Other, net	10	(3)
Changes in assets and liabilities:
Trade and other accounts receivable	5	(4)
Related party receivable	—	11
Inventories	3	57
Other current assets	(23)	(20)
Other non-current assets	(35)	(5)
Accounts payable and accrued expenses	80	(48)
Related party payable	—	(70)
Income taxes payable	(2)	48
Other non-current liabilities	(50)	(6)

Net cash provided by operating activities	865	709
Investing activities:
Purchases of investments and intangible assets	(8)	(1)
Proceeds from disposals of intangible assets	69	—
Purchases of property, plant and equipment	(317)	(304)
Proceeds from disposals of property, plant and equipment	5	4
Issuances of related party notes receivables	—	(165)
Proceeds from repayment of related party notes receivables	—	1,540

Net cash (used in) provided by investing activities	(251)	1,074
Financing activities:
Proceeds from issuance of related party long-term debt	—	1,615
Proceeds from senior unsecured notes	850	1,700
Proceeds from bridge loan facility	—	1,700
Proceeds from stock options exercised	1	—
Proceeds from senior unsecured credit facility	405	2,200
Repayment of senior unsecured credit facility	(1,805)	(395)
Repayment of related party long-term debt	—	(4,664)
Repayment of bridge loan facility	—	(1,700)
Deferred financing charges paid	(2)	(106)
Cash distribution to Cadbury	—	(2,065)
Change in Cadbury’s net investment	—	94
Other, net	(3)	(4)

Net cash used in financing activities	(554)	(1,625)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	60	158
Currency translation	6	(11)
Cash and cash equivalents at beginning of period	214	67

Cash and cash equivalents at end of period	$280	$214

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Twelve Months Ended December 31, 2009 and 2008
(In millions, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Segment Results — Net Sales
Beverage Concentrates	$279	$261	$1,063	$983
Packaged Beverages	985	1,026	4,111	4,305
Latin America Beverages	92	89	357	422

Net sales	$1,356	$1,376	$5,531	$5,710

Segment Results — SOP
Beverage Concentrates	$191	$196	$683	$622
Packaged Beverages	128	108	573	483
Latin America Beverages	13	8	54	86

Total SOP	332	312	1,310	1,191
Unallocated corporate costs	76	76	265	259
Impairment of goodwill and intangible assets	—	1,039	—	1,039
Restructuring costs	—	26	—	57
Other operating expense (income), net	5	7	(40)	4

Income (loss) from operations	251	(836)	1,085	(168)
Interest expense, net	84	56	239	225
Other expense (income), net	3	(10)	(22)	(18)

Income (loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$164	$(882)	$868	$(375)

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly and year-end results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit exclude the loss of Hansen product distribution and are on a currency neutral basis.

	For the Three Months Ended December 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Net sales, as reported	7%	(4)%	3%	(1)%
Impact of loss of Hansen product distribution	—	3%	7%	1%
Impact of foreign currency	(1)%	(1)%	—	—

Net sales, as adjusted	6%	(2)%	10%	—

	For the Three Months Ended December 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Segment Operating Profit, as reported	(3)%	19%	63%	6%
Impact of loss of Hansen product distribution	—	4%	23%	2%
Impact of foreign currency	(1)%	(3)%	—	(2)%

Segment Operating Profit, as adjusted	(4)%	20%	86%	6%

	For the Twelve Months Ended December 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Net sales, as reported	8%	(5)%	(15)%	(3)%
Impact of loss of Hansen product distribution	—	5%	4%	4%
Impact of foreign currency	1%	—	15%	1%

Net sales, as adjusted	9%	—	4%	2%

	For the Twelve Months Ended December 31, 2009
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Segment Operating Profit, as reported	10%	19%	(37)%	10%
Impact of loss of Hansen product distribution	—	11%	5%	4%
Impact of foreign currency	—	1%	25%	3%

Segment Operating Profit, as adjusted	10%	31%	(7)%	17%

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (Continued)
For the Three and Twelve Months Ended December 31, 2009 and 2008
(Unaudited)
2009 Effective tax rate excluding certain items:1) the net gain related to the Hansen contract termination payment as well as the sale of certain distribution rights in 2009 and 2) certain separation-related tax items in 2009.

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2009			December 31, 2009
					Net Gain on
					Hansen
					Termination
					and Sale of
					Certain	Separation-
	As		As		Intangible	Related Tax	As
	Reported	Adjustments	Adjusted	As Reported	Assets	Items	Adjusted
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$164	$—	$164	$868	$(62)	$(16)	$790
Provision for income taxes	50	—	50	315	(23)	(3)	289

Income before equity in earnings of unconsolidated subsidiaries	$114	$—	$114	$553	$(39)	$(13)	$501

Diluted EPS excluding certain items: Reported EPS adjusted for: 1) the net gain related to the Hansen contract termination payment as well as the sale of assets in 2009, 2) certain separation-related tax items in 2009 and 3) restructuring costs in 2008.

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2009			December 31, 2009
			Percent			Percent
	2009	2008	Change	2009	2008	Change
Reported Diluted EPS	$0.44	$(2.44)	NM	$2.17	$(1.23)	NM
Net gain on Hansen termination and sale of certain intangible assets	—	—		(0.15)	—
Impairment of goodwill and intangible assets	—	2.74		—	2.74
Restructuring costs	—	0.06		—	0.14
Transaction and other one time separation costs	—	0.01		—	0.08
Bridge loan fees and expenses	—	—		—	0.06
Separation-related tax items	—	0.02		(0.05)	0.06

Diluted EPS, excluding certain items	$0.44	$0.39	13%	$1.97	$1.85	6%

Net capital spending is defined as the sum of purchases of property, plant and equipment less proceeds from disposals of property, plant and equipment.

	December 31,
	2009	2008
Purchases of property, plant and equipment	$317	$304
Proceeds from disposals of property, plant and equipment	5	4

Net capital spending	$312	$300